Exhibit 99.59

Cord Blood America CEO Says 2008 Will See Significant Reduction in Company's Debt

SANTA MONICA, Calif., Jan. 31 /PRNewswire-FirstCall/ -- Cord Blood America, Inc. (OTC Bulletin Board: CBAI), the umbilical cord blood stem cell preservation company (http://www.cordblood-america.com) focused on bringing the life saving potential of stem cells to families nationwide and internationally, announced today that Matthew Schissler, CEO, was interviewed by Francis Gaskins of StoxRox.com on the Company's achievements and future outlook. Mr. Schissler said in the interview that a key goal in 2008 is to continue to significantly reduce debt, allowing the Company to operate off its own cash flow.

The complete interview is available at http://www.stoxrox.com/cbai-jan-b.mp3.

Mr. Schissler said the Company's customer base grew from 3,000 to 18,000 in 2007, a 500 percent increase. He said that organic growth achieved an 85 percent increase since December 31, 2006. 'With a yearly storage fee of $100, this provides Cord Blood America with $1.8 million in recurring top line revenue that investors can bank on,' Mr. Schissler said.

'We told investors that we would grow as fast as possible in 2006 and 2007, and I believe we executed on that promise. In 2008, investors should look for a significant reduction in debt,' Cord Blood America's CEO said.

'We have grown faster than any other cord blood company in the industry, which took a lot of funding. Our valuation is much lower than our competitors and we look for improvement as we decrease this debt level,' Mr. Schissler said in the Internet interview.

About Cord Blood America

Cord Blood America (OTC Bulletin Board: CBAI) is the parent company of CorCell, which facilitates umbilical cord blood stem cell preservation for expectant parents and their children. Its mission is to be the most respected stem cell preservation company in the industry. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life-saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. (OTC Bulletin Board: CBAI), visit our website at http://www.corcell.com. For investor information, visit http://www.cordblood-america.com.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as 'anticipate,' 'believe,' 'expect,' 'future,' 'intend,' 'plan,' and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and the Company's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

     CONTACT:

     Paul Knopick

     E & E Communications

     949/707-5365

     pknopick@eandecommunications.com

SOURCE Cord Blood America, Inc.

Source: PR Newswire (January 31, 2008 - 5:00 AM EST)

News by QuoteMedia
www.quotemedia.com